Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS FOURTH QUARTER

AND FULL-YEAR 2008 RESULTS

BOCA RATON, Fla. – March 4, 2009 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported record quarterly revenue of $205.9 million in the fourth quarter ended December 31, 2008, and a net loss of $161.3 million, or ($5.22) per diluted share, including non-cash goodwill and other intangible asset impairment charges of $244.1 million pre-tax. Excluding the impairment charges, the Company’s net income was $5.6 million, or $0.18 per diluted share for the quarter ended December 31, 2008. This compares to revenue of $181.7 million and net income of $7.3 million, or $0.23 per diluted share, in the prior year. Cash flow from operations for the fourth quarter of 2008 was $10.1 million.

The non-cash impairment charges relate almost entirely to a goodwill impairment charge in the Company’s nurse and allied staffing business segment resulting from Cross Country Healthcare’s annual impairment testing in accordance with Financial Accounting Standards Board Statement No. 142. The goodwill impairment charge results from a combination of depressed equity market values and lower projected near-term growth rates for the nurse and allied staffing business arising from the significant down-turn in the U.S. economy and adverse labor and financial markets that deteriorated sharply during the fourth quarter of 2008. The majority of the goodwill impairment is attributable to the Company’s initial capitalization in 1999, which was accounted for as an asset purchase, and the remainder to subsequent nurse and allied staffing acquisitions made through 2003. These charges are not expected to have any impact on the Company’s cash position, future cash flows or liquidity under its Credit Facility.

For the year ended December 31, 2008, the Company reported record revenue of $734.2 million and a net loss of $142.9 million, or ($4.61) per diluted share, including the aforementioned impairment charges. Excluding these impairment charges, the Company’s net income was $24.0 million, or $0.78 per diluted share for the year ended December 31, 2008. This compares to revenue of $718.3 million and net income of $24.6 million, or $0.76 per diluted share, in the prior year. Cash flow from operations for the full-year 2008 was $51.0 million.

“Excluding these impairment charges, our operating results for the fourth quarter were better than we guided back in November owing to the strong performance of our MDA physician staffing business acquired last September. However, the market environment for our nurse and allied staffing businesses, in particular, deteriorated at an accelerated rate in the past three months,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “We believe this deterioration has resulted from tighter credit markets, which have increased hospital borrowing costs, dramatically weaker labor markets and economic conditions, which are encouraging staff nurses to work more hours to bolster household income, and relatively weak hospital admission trends. These factors have combined to produce the weakest demand environment we’ve seen for this segment since the mid-1990s.”

Mr. Boshart added, “We see no catalyst to turn this situation around in the near term for our nurse and allied staffing businesses and therefore have taken a number of steps to optimize our profitability and cash flow in this weak volume environment. These steps include reducing employee headcount, decreasing advertising spending and lowering capital expenditures. In 2008, our operating cash flow matched the strongest performance in the Company’s history and we see that strong cash flow continuing so far in 2009. As of March 6th, we will have repaid more than $25 million of our total debt outstanding since the end of the third quarter of 2008.”

Nurse and Allied Staffing

For the fourth quarter of 2008, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $123.5 million, reflecting a 14% decrease from the prior year quarter and a 4% decrease sequentially from the third quarter of 2008. Contribution income (defined as loss/income from operations before interest, income taxes, depreciation and amortization, impairment charges and corporate expenses not specifically identified to a reporting segment) decreased 18% in the fourth quarter of 2008 to $12.7 million from $15.6 million in the same quarter a year ago.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Segment staffing volume decreased 15% from the prior year quarter and 4% sequentially from the third quarter of 2008, reflecting declines in each business line. Travel staffing volume showed comparable year-over-year and sequential trends with the segment as a whole.

For the full-year 2008, segment revenue decreased 9% to $525.8 million from $576.8 million in 2007, while contribution income decreased 2% to $53.8 million from $54.9 million in 2007. Contribution margin improved 70 basis points to 10.2% in 2008 from 9.5% in 2007.

Physician Staffing

For the fourth quarter of 2008, the physician staffing business segment generated revenue of $45.7 million and contribution income of $4.8 million. On a pro-forma basis physician staffing days filled increased 1% from the prior year quarter and revenue per day filled increased 11%. Physician staffing days filled is derived by dividing the physician staffing hours filled during the respective period by 8 hours. Revenue per day filled represents segment revenue divided by the number of days filled for the respective period.

Segment revenue since the Company’s acquisition of MDA in September 2008 was $56.6 million and contribution income was $5.7 million. On a pro-forma basis since the acquisition, physician staffing days filled increased 3% from the prior year to 34,863 and revenue per day filled increased 14% to $1,622.

Clinical Trials Services

For the fourth quarter of 2008, the clinical trials services segment generated revenue of $23.9 million, a decrease of 5% from $25.2 million in the prior year quarter. Contribution income decreased 12% in the fourth quarter of 2008 to $3.4 million from $3.8 million in the prior year reflecting negative operating leverage as a result of the decline in revenue along with a stronger dollar during the fourth quarter of 2008 that negatively impacted the contribution from the UK operation.

For the full-year 2008, segment revenue increased 9% to $99.1 million from $90.6 million in the same period a year ago, while contribution income increased 6% to $15.3 million from $14.4 million in the prior year period.

Other Human Capital Management Services

For the fourth quarter of 2008, the other human capital management services business segment (education and training and retained search) generated revenue of $12.7 million, a 4% decrease from revenue of $13.3 million in the same quarter in the prior year, primarily reflecting a decline in the retained search business. Segment contribution income decreased to $1.4 million in the fourth quarter of 2008 from $1.9 million in the prior year quarter, reflecting declines in contribution from both businesses in this segment.

For the full-year 2008, segment revenue increased 4% to $52.8 million from $50.9 million in the same period a year ago, while contribution income decreased to $7.4 million from $7.6 million in the prior year period.

Debt Repayments/Borrowings

During the fourth quarter of 2008, the Company reduced its borrowings under its term loan and revolving credit facility by $12.3 million from the end of the prior quarter. At December 31, 2008, the Company had $133.1 million of total debt on its balance sheet and a debt, net of unrestricted cash, to total capitalization ratio of 33.5%.

Stock Repurchase Program Update

Cross Country Healthcare did not repurchase shares of its common stock during the fourth quarter of 2008 under its repurchase authorization approved in February 2008. As of December 31, 2008, the Company had authorization to repurchase up to 1,441,139 shares of its common stock under its current authorization. Shares may be repurchased from time-to-time in the open market subject to the terms of the Company’s credit agreement. Such repurchases may be discontinued at any time at the discretion of the Company. At December 31, 2008, the Company had approximately 30.8 million shares outstanding.

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Guidance For First Quarter 2009

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges, any significant legal proceedings or repurchases of the Company's common stock. Cross Country Healthcare expects revenue in the first quarter of 2009 to be in the $173 million to $176 million range and earnings per diluted share to be in the range of $0.08 to $0.10. Historically, the gross profit margin in the Company’s nurse and allied staffing business declines sequentially from the fourth quarter to the first quarter due to the reset of payroll taxes, as well as two less days in the first quarter of 2009. This combination typically results in a sequential decrease in earnings of approximately $0.04 per diluted share.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Thursday, March 5th at 10:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2008 financial results. This call will be webcast live by CCBN/Thomson Financial and may be accessed at the Company's web site at www.crosscountryhealthcare.com or by dialing 877-917-1549 from anywhere in the U.S. or by dialing 312-470-7109 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through March 19th. A replay of the conference call will be available by telephone from approximately noon on March 5th until March 19th by calling 800-677-8851 from anywhere in the U.S. or 203-369-3405 from non-U.S. locations – Passcode: 2009.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services. The Company offers a comprehensive suite of staffing and outsourcing services to the healthcare market, which together include being a leading national provider of nurse and allied staffing services and multi-specialty physician staffing services; a provider of clinical trials services to global pharmaceutical and biotechnology customers; and a provider of other human capital management services focused on healthcare. The Company has more than 5,000 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and our other Securities and Exchange Commission filings made during 2008.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007
Revenue from services	$205,911	$181,716	13%	$734,247	$718,272	2%
Operating expenses:
Direct operating expenses	151,579	135,002	12%	541,660	543,608	(0%)
Selling, general and administrative expenses	39,052	31,765	23%	136,815	122,692	12%
Bad debt expense	264	294	(10%)	951	1,559	(39%)
Depreciation	2,285	1,950	17%	7,637	6,309	21%
Amortization	1,137	690	65%	3,166	2,051	54%
Impairment charges (a)	244,094	—	ND	244,094	—	ND
Legal settlement charge	—	—	ND	—	34	(100%)
Total operating expenses	438,411	169,701	158%	934,323	676,253	38%
(Loss) income from operations	(232,500)	12,015	NM	(200,076)	42,019	NM
Other expenses:
Foreign exchange (gain) loss	(13)	34	NM	(132)	93	NM
Interest expense, net	2,265	764	196%	4,225	2,587	63%
(Loss) income before income taxes	(234,752)	11,217	NM	(204,169)	39,339	NM
Income tax (benefit) expense	(73,415)	3,949	NM	(61,224)	14,759	NM
Net (loss) income	$(161,337)	$7,268	NM	$(142,945)	$24,580	NM

Net (loss) income per common share:
Basic	$(5.24)	$0.23		$(4.64)	$0.77
Diluted	$(5.22)	$0.23		$(4.61)	$0.76

Weighted average common shares outstanding:
Basic	30,775	31,769		30,825	31,973
Diluted	30,934	32,047		31,007	32,484

ND - Not determinable
NM - Not meaningful

Cross Country Healthcare, Inc.

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Earnings Per Diluted Share

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31, 2008	Per Diluted Share	Year Ended December 31, 2008	Per Diluted Share
Net loss	$(161,337)	$(5.22)	$(142,945)	$(4.61)
Impairment charges (a)	244,094	7.89	244,094	7.87
Tax effect of impairment charges	(77,116)	(2.49)	(77,116)	(2.48)
Adjusted net income and adjusted earnings per diluted share (b)	$5,641	$0.18	$24,033	$0.78

Weighted average common shares outstanding used in the calculation of non-GAAP net income per common share - diluted	30,934		31,007

(a)

Impairment charges include goodwill and intangible asset impairment charges pursuant to FASB Statement No. 142, Goodwill and Other Intangible Assets and FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(b)

Adjusted net income and adjusted earnings per diluted share, non-GAAP financial measures, are defined as net income and earnings per diluted share before the non-cash impairment charges related to goodwill and intangible assets. Adjusted net income and adjusted earnings per diluted share should not be considered a measure of financial performance under generally accepted accounting principles and has been provided for consistency and comparability of the 2008 results with net income and earning per diluted share in the prior periods.

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	December 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$10,173	$9,066
Restricted cash	5,000	—
Accounts receivable, net	117,794	116,133
Deferred tax assets	11,287	5,869
Income taxes receivable	977	—
Other current assets	16,149	17,768
Total current assets	161,380	148,836
Property and equipment, net	25,985	23,460
Trademarks, net	64,443	19,153
Goodwill, net	122,598	326,119
Other identifiable intangible assets, net	32,459	15,996
Debt issuance costs, net	2,676	424
Non-current deferred tax assets	15,065	—
Other long-term assets	1,244	1,017
Total assets	$425,850	$535,005

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$12,440	$10,203
Accrued compensation and benefits	21,334	26,102
Current portion of long-term debt	15,826	5,067
Income taxes payable	—	1,222
Other current liabilities	6,682	7,815
Total current liabilities	56,282	50,409
Non-current deferred tax liabilities	—	49,244
Long-term debt	117,255	34,385
Interest rate swaps	2,382	—
Other long-term liabilities	15,908	10,530
Total liabilities	191,827	144,568

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	237,372	245,844
Other stockholders' equity	(3,352)	144,590
Total stockholders' equity	234,023	390,437

Total liabilities and stockholders' equity	$425,850	$535,005

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended December 31,				% Change	Year Ended December 31,				% Change
	2008	% of Total	2007	% of Total		2008	% of Total	2007	% of Total
Revenue:
Nurse and allied staffing	$123,531	60%	$143,282	79%	(14%)	$525,772	72%	$576,779	80%	(9%)
Physician staffing	45,727	22%	—	0%	ND	56,558	8%	—	0%	ND
Clinical trials services	23,948	12%	25,169	14%	(5%)	99,129	14%	90,613	13%	9%
Other human capital management services	12,705	6%	13,265	7%	(4%)	52,788	7%	50,880	7%	4%
	$205,911	100%	$181,716	100%	13%	$734,247	100%	$718,272	100%	2%

Contribution income (b)
Nurse and allied staffing	$12,690		$15,556		(18%)	$53,822		$54,941		(2%)
Physician staffing	4,783		—		ND	5,711		—		ND
Clinical trials services	3,364		3,828		(12%)	15,301		14,425		6%
Other human capital management services	1,352		1,881		(28%)	7,444		7,609		(2%)
	22,189		21,265		4%	82,278		76,975		7%

Unallocated corporate overhead	7,173		6,610		9%	27,457		26,562		3%
Depreciation	2,285		1,950		17%	7,637		6,309		21%
Amortization	1,137		690		65%	3,166		2,051		54%
Impairment charges	244,094		—		ND	244,094		—		ND
Legal settlement charge	—		—		—	—		34		(100%)
(Loss) income from operations	$(232,500)		$12,015		NM	$(200,076)		$42,019		NM

ND - Not determinable
NM - Not meaningful

Cross Country Healthcare , Inc.

Other Financial Data

(Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2008	2007		2008	2007
Net cash provided by operating activities (in thousands)	$10,061	$19,914	(49%)	$50,993	$35,880	42%

Nurse and allied staffing statistical data:
FTEs (c)	4,155	4,897	(15%)	4,463	5,025	(11%)
Weeks worked (d)	54,015	63,661	(15%)	232,076	261,300	(11%)
Average revenue per FTE per week (e)	$2,287	$2,251	2%	$2,266	$2,207	3%

(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as (loss) income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of weeks worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.